Exhibit 10.2.9

FORM OF

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement is entered into on this 6th day of March, 2013 (this “Agreement”) by and between Gogo Inc., a Delaware corporation (“the Company”), and Michael Small (“Executive”). Certain capitalized terms used herein have the meanings given to them in Section 16 hereof.

RECITALS:

WHEREAS, the Board of Directors of the Company (the “Board”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and, in this connection, recognizes that the possibility of a Change in Control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of Gogo and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of management of the Company and its Subsidiaries to their assigned duties without the distraction which may arise from the possibility of a Change in Control.

AGREEMENT:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. At-Will Employment. The Company and Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or the Employment Agreement, or as may otherwise be established under the then-existing employee benefit plans or policies of the Company and its Subsidiaries at the time of termination.

2. Change in Control and Severance Benefits.

(a) Severance Payments. If Executive’s employment is terminated as a result of a Qualifying Termination, the Company shall pay Executive an amount equal to the sum of (i) twenty-four (24) months of Executive’s Base Salary and (ii) an amount equal to the product of (x) 1/12th of Executive’s Target Bonus and (y) the number of months in the Severance Period (together, the “Severance Payment”). An amount equal to the sum of (i) twelve (12) months of Executive’s Base Salary (the “Basic Separation Payment”) shall be paid in installments by direct deposit in accordance with the Company’s normal payroll practices, commencing on the sixtieth day following the Executive’s Date of Termination, pursuant to Section 9(a) of the Employment Agreement, and the remainder of the Severance Payment (the “Additional Payment”) shall be payable in cash in a lump sum within ten (10) days following the Date of Termination. In addition, during the twenty-four (24) months following the Date of Termination or, if a shorter period, the maximum period permitted by law, should Executive timely elect to continue coverage pursuant to COBRA, the Company agrees to reimburse Executive for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which he or she received immediately prior to Executive’s termination (the “COBRA Payments”). The Company shall also pay Executive (A) any salary earned but unpaid prior to termination and all accrued but unused paid time off or vacation, (B) any business or reimbursable relocation expenses incurred but not reimbursed as of the Date of Termination in accordance with the applicable business expense reimbursement policy of the Company, effective on the Date of Termination, and (C) any award under the Annual Bonus Program that has been approved by the Company’s Chief Executive Officer and the Board but not paid prior to termination.

(b) Option Acceleration. If Executive’s employment is terminated as a result of a Qualifying Termination, then the vesting and exercisability of each Award shall be automatically accelerated in full as of the Date of Termination. The Award shall continue to be exercisable in accordance with the Executive’s Award Agreement, including without any limitation any provisions that provide that in connection with a Change in Control, an Award may be surrendered and cancelled in exchange for a cash payment.

(c) Other Termination. If the Executive’s employment terminates other than as a result of a Qualifying Termination, the Executive shall not be entitled to receive severance or other benefits hereunder, but may be eligible for such severance and benefits (if any) as may then be available under the Employment Agreement and the then-existing severance and benefit plans and policies of the Company and its Subsidiaries.

(d) No Mitigation Requirement. The Executive shall not be required to mitigate the amount provided for in this section by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this section be reduced by the amount of any compensation earned by the Executive as the result of employment by another employer, or by any set-off, counterclaim, recoupment, or other claim, right or action the Company may have against the Executive.

3. Notices. All notices, reports, records or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the Company at its corporate headquarters to the attention of the Corporate Secretary and to the Executive at the home address most recently provided by Executive to the Company, or, in the case of either party, to such other address as such party may have given to the other by notice pursuant to this Section 3. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail. Any termination by the Company or any of its Subsidiaries for Cause or by Executive for Good Reason shall be communicated by a notice of termination (“Notice of Termination”) to the other party given in accordance with this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. The failure by the Company or Executive to include in the notice any fact or circumstance which contributes to a showing of Cause or Good Reason, respectively, shall not waive any right of the Company or the Executive, as the case may be, hereunder, or preclude the Company or the Executive, as the case may be, from asserting such fact or circumstance in enforcing its or his or her rights hereunder.

4. Limitation of Benefits.

(a) Change in Control Prior to an IPO. Notwithstanding anything to the contrary contained in this Agreement, to the extent that, upon a Change in Control prior to an IPO of the Company, any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company or their respective affiliates and the Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute

Payment”), the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code (the “Excise Tax”). If, upon a Change in Control prior to an IPO of the Company, the Parachute Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to this Section 4 could be paid without the loss of a deduction under Section 280G of the Code if the shareholder approval exception to treatment as a Parachute Payment can be and is satisfied, then the Company shall use its reasonable best efforts to cause such Parachute Payments to be submitted for and to seek such approval in accordance with Section 280G(b)(5)(B) prior to the Change in Control giving rise to such Parachute Payments.

(b) Change in Control Following an IPO. If upon a Change in Control following an IPO, any Payments would constitute Parachute Payments, then, if and solely to the extent that reducing the benefits payable hereunder, would result in the Executive receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by the Executive do not exceed the Safe Harbor Amount.

(c) Any such reduction in the amount of compensation or benefits effected pursuant to this Section 4 shall first come from the Additional Payment and then, in order and in each case, solely to the extent necessary, from the Basic Separation Payment, the COBRA Payments and the benefit of the option acceleration provided in Section 2(b).

5. Restrictive Covenants. Notwithstanding anything to the contrary in this Agreement, Sections 4, 5, 6 and 7 of the Executive’s Employment Agreement shall remain in full force and effect.

6. Further Assurances. The parties shall cooperate fully with each other and execute such further instruments, documents and agreements, and shall give such further written assurances, as may be reasonably requested by one another to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement.

7. Applicable Law. This Agreement shall be governed by and construed in accordance with internal laws, but not the conflicts of law rules, of the State of Illinois.

8. Arbitration.

(a) Any dispute arising in connection with this Agreement shall be submitted to final and binding arbitration. Judgment upon any award rendered by arbitration may be entered in any court having jurisdiction thereof.

(b) The arbitrator shall be selected by the mutual agreement of the parties. Any arbitrator selected shall be a professional having at least ten years of experience in labor or employment related practice areas. If the amount in dispute exceeds $250,000, the parties shall select, by mutual agreement, a panel of three arbitrators, rather than one arbitrator, to resolve the dispute.

(c) The arbitration shall be conducted in Chicago, Illinois (unless the corporate headquarters of the Company shall have been moved to another location, in which case the arbitration shall be conducted in such location). Reasonable discovery shall be permitted as determined by the arbitrator or arbitrators. Both parties to an arbitration shall have the right to be represented by counsel. The Company shall be responsible for paying all administrative fees, costs and expenses associated with the arbitration, including filing fees, the arbitrator’s fees, and the expense of the arbitration proceedings, with all other costs and attorneys’ fees to be paid by the party incurring such costs and fees (subject to any reimbursement pursuant to Section 9).

(d) Except as otherwise provided herein, this arbitration procedure is the exclusive remedy for any contractual, non-contractual or statutory claim of any kind, including claims arising under federal, state and local statutory law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Illinois Human Rights Act, 75 ILCS § 5/1-101 et seq.; and common law or equitable claims alleging breach of contract, defamation, fraud, outrageous conduct, promissory estoppel, violation of public policy, wrongful discharge or any other tort, contract or equitable theory. Executive agrees to exhaust any and all internal dispute resolution procedures established by the Company prior to pursuing arbitration under this Agreement.

9. Reimbursement of Legal Expenses. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to at least one of Executive’s material claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses. Any such reimbursements or expenses shall be paid not later than as soon as practicable following the resolution of the dispute but in no event later than the end of the first taxable year of the Executive in which the Company and the Executive enter into a legally binding settlement of such dispute, the Company concedes that the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.

10. Severability. If any provision of this Agreement shall be held by any Court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of all other provisions of this Agreement shall be unimpaired.

11. Binding Agreement. Executive shall not delegate or assign any of Executive’s rights or obligations under this Agreement; provided, however, that the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Company shall cause any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets to assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of the Agreement by operation of law or otherwise. This Agreement may be amended only by a written amendment executed by both parties.

12. Effect on other Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which Executive is entitled under the Employment Agreement, any other agreement between Executive and the Company or any of its Subsidiaries or any plan maintained by the Company or any of its Subsidiaries in which the Executive participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any severance benefit received by Executive under this Agreement shall be in lieu of any severance benefits to which the Executive would otherwise be entitled under the Employment Agreement or any other severance policy or plan maintained by the Company or any of its Subsidiaries.

13. Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

14. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible. The amount referred to herein as the “Basic Separation Payment” is intended to be exempt from being treated as deferred compensation under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9). The amount referred to herein as the “Additional Payment” is a new legally binding right created pursuant to this Agreement and is intended to be exempt from Section 409A of the Code as short-term deferral pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

16. Definitions. In addition to terms defined above and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Annual Bonus Plan” means the annual bonus plan established by the Board in which members of management participate.

“Affiliate” means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Award” means any options or other equity incentives awarded to the Executive under the Aircell Holdings Inc. Stock Option Plan or any other plan implemented by the Company.

“Award Agreement” means the written agreement evidencing an option grant to an optioneee under the Aircell Holdings Inc. Stock Option Plan between the Company and the Executive.

“Base Salary” means the Executive’s annual base salary paid or payable by the Company or any of its Subsidiaries at the rate in effect (or required to be in effect before any diminution that is a basis of the Executive’s termination for Good Reason) on the Date of Termination.

“Cause” shall have the meaning ascribed to it in the Employment Agreement.

“Change in Control” means:

(i) the acquisition by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding equity interests in the Company or the combined voting power of the Company’s then outstanding voting securities, excluding acquisitions by (A) any members of the Ripplewood Investment Group, as defined in the Stockholders’ Agreement, (B) any of the Thorne Affiliates, as defined in the Stockholders’ Agreement or (C) any other person or entity that was a stockholder of the Company as of the date on which this Plan was initially approved by the Board (the “Excluded Parties”); or

(ii) the consummation of a reorganization, merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company, in each case with respect to which the Excluded Parties or any other persons who held equity interests in the Company immediately prior to such reorganization, merger, consolidation or sale do not immediately thereafter own, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities of the surviving or resulting corporation or other entity; provided, however, that any such transaction consummated in connection with, or for the purpose of facilitating, an IPO shall not constitute a Change in Control hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the 30th day after receipt of notice of Disability from Executive, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service occurs shall be the “Date of Termination.”

“Disability” means a condition such that the Executive by reason of physical or mental disability becomes unable to perform his or her normal duties for more than one hundred eighty (180) days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any twelve-month period.

“Employment Agreement” means the Employment Agreement, dated February 3, 2010 between the Gogo LLC (f/k/a Aircell LLC) and Executive, as amended, and any other written agreement between Executive and the Company or any of its Subsidiaries.

“Good Reason” means (i) a reduction by the Company or any of its Subsidiaries in Executive’s Base Salary beyond what is permitted by Section 3(a) of the Employment Agreement or in his or her Target Bonus; (ii) a material diminution in the Executive’s position with the Company, such that the Executive is required to perform duties and responsibilities following the Change in Control which would have been assigned to a position that would have been below the level of Vice President under the title structure in effect at the Company immediately prior to the Change in Control; (iii) the relocation of Executive’s principal place of employment to a geographic location greater than fifty (50) miles from the Company’s headquarters immediately prior to the Change in Control, (iv) the occurrence of a Change in Control in which the acquiror does not assume the obligations of the Company or its Subsidiaries under the Employment Agreement; and (v) any material failure by the Company or any Subsidiary to pay the Executive any compensation when otherwise due under the terms of the Employment Agreement; provided, however, that Executive may resign for Good Reason only if (i) he or she has given the Company written notice of its breach within 90 days of the date that the Executive discovers such breach and (ii) the Company has not remedied such breach on or before the 30th day following the Company’s receipt of such notice.

“IPO” means an initial public offering of the common stock of the Company.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Qualifying Termination” means:

(i) at any time within the period commencing on the date of the consummation of a Change in Control and ending twenty-four (24) months thereafter, the Executive’s employment is terminated (A) involuntarily for any reason other than Cause, death or Disability or (B) by the Executive for Good Reason; or

(ii) at any time following the date the Company or any of its Affiliates enters into an agreement with a third party and the consummation of the transactions contemplated by such agreement would result in a Change in Control of the Company and prior to the date of the consummation of the Change in Control pursuant to such agreement, the Executive’s employment is terminated (A) involuntarily for any reason other than Cause, death, or Disability or (B) by the Executive for Good Reason; provided, however, that in the case of each of clauses (A) and (B) the affected Executive demonstrates that such termination or circumstance leading to such termination (1) was at the request of a third party or any of their Affiliates with which the Company had entered into such agreement contemplating a Change in Control; or (2) otherwise occurred in connection with a Change in Control.

“Severance Period” shall mean twenty-four months.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated December 31, 2009, between the Company and the stockholders who are parties thereto, as amended.

“Subsidiary” means any corporation or limited liability company in which the Company, directly or indirectly, holds a majority of the voting power of such entity’s outstanding shares of capital stock or membership interests.

“Target Bonus” means the target bonus, determined by multiplying an agreed-upon percentage times Base Salary, for which Executive is eligible under the Annual Bonus Plan at the percentage in effect (or required to be in effect before any diminution that is a basis of the Executive’s termination for Good Reason) on the Date of Termination.

The parties have executed this Agreement on the date first above written, effective as of the Effective Date.

COMPANY:		EXECUTIVE:

GOGO INC.

Date:	3/12/13	Date:	3/7/13

/s/ Margee Elias		/s/ Michael J. Small
Title: EVP		Print Name: Michael J. Small